Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

EXECUTIVE NETWORK PARTNERING CORPORATION

Executive Network Partnering Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”) (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Executive Network Partnering Corporation

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

THIRD: Whereas, Section 4.1 of the Certificate of the Corporation is hereby deleted in its entirety and replaced with a new Article Four, Section 4.1 to read as follows:

“Section 4.1     Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 2,300,000 shares, consisting of (a) 2,200,000 shares of common stock (the “Common Stock”), including (i) 1,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 200,000 shares of Class B Common Stock (the “Class B Common Stock”) and (iii) 1,000,000 shares of Class F Common Stock (the “Class F Common Stock”), and (b) 100,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Immediately upon the effectiveness of the Amendment to the Certificate of Incorporation dated as of September 17, 2020 (“Class F Stock Split Effective Time”), each one (1) share of Class F Common Stock issued and outstanding at the Class F Stock Split Effective Time shall automatically be changed into, reclassified and converted into 1.2 validly issued, fully paid and non-assessable shares of Class F Common Stock, without any action by the holder thereof, such that the amount of outstanding shares of Class F Common Stock is increased from 690,000 to 828,000.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 17th day of September, 2020.

EXECUTIVE NETWORK PARTNERING CORPORATION

By:	/s/ Alex Dunn
Name:	Alex Dunn
Title:	Chief Executive Officer